August 12, 2024

Paul R. Gudonis
Chief Executive Officer
MYOMO, INC.
137 Portland St., 4th Floor
Boston, Massachusetts 02114

       Re: MYOMO, INC.
           Registration Statement on Form S-3
           Filed August 6, 2024
           File No. 333-281311
Dear Paul R. Gudonis:

       This is to advise you that we have not reviewed and will not review your registration statement.

       Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Margaret Sawicki at 202-551-7153 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of Industrial
Applications and
                                                           Services
cc:   Catherine Magazu, Esq.